Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Delta Petroleum Corporation
We consent to the incorporation by reference in the registration statements (Nos. 333-131854, 333-131425, 333-129071, 333-125417, 333-127653, 333-120924, 333-117694, 333-116111, 333-113766, 333-111883, and 333-91930) on Form S-3; and (Nos. 333-137361, 333-127654, 333-108866, 333-103585, and 333-73324) on Form S-8 of Delta Petroleum Corporation of our reports dated March 7, 2007, with respect to the consolidated balance sheets of Delta Petroleum Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2006, six months ended December 31, 2005 and the years ended June 30, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Delta Petroleum Corporation.
Our report refers to the adoption of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.
KPMG
Denver, Colorado
March 7, 2007